ISSUER FREE WRITING PROSPECTUS

Filed pursuant to Rule 433

Registration Statement No. 333-192326

Dated December 3, 2013

A final prospectus containing important information relating to the securities described in this document has been filed with the securities regulatory authorities in each of the provinces and territories of Canada. A copy of the final prospectus, and any amendment, is required to be delivered with this document.

This document does not provide full disclosure of all material facts relating to the securities offered. Investors should read the final prospectus, and any amendment, for disclosure of those facts, especially risk factors relating to the securities offered, before making an investment decision.

Oyu Tolgoi – a world-class copper and gold mine

December 3, 2013

Forward-looking statements

This presentation includes certain “forward-looking information” within the meaning of applicable Canadian securities legislation and

“forward-looking statements” within the meaning of the “safe harbour” provisions of the United States Private Securities Litigation Reform Act of 1995. All statements and information, other than statements of historical fact, relate to future events or future performance or results and are subject to various risks and uncertainties. There can be no assurances that such statements or information will prove accurate and actual results and future events could differ materially from those anticipated in such statements. Such statements and information contained herein represent management’s best judgment as of the date hereof based on information currently available. The Company does not assume the obligation to revise or update any forward-looking statements or information or to conform these forward-looking statements or information to actual results. For a more detailed list of specific forward-looking statements after the date of this presentation and information applicable to the Company, refer to the “Forward-Looking Information and Forward-Looking Statements” section in the Company’s current

Annual Information Form.

The contents of this presentation are not to be construed as legal, business, investment or tax advice. Each recipient should consult with its own legal, business, investment and tax adviser as to potential legal, business, investment and tax issues. By attending this presentation, you acknowledge that you will be solely responsible for your own assessment of the market and the market position of the Company and that you will conduct your own analysis and be solely responsible for forming your own view of the potential future performance of the Company's business.

Investors are urged to read Turquoise Hill’s final prospectus dated November 25, 2013 in relation to the rights offering, including the section titled “Forward-Looking Statements” in such prospectus for a more detailed description of certain forward-looking statements made in the final prospectus and in the documents incorporated by reference therein as well as the principal assumptions and risks related thereto.

Cautionary Note to U.S. Investors

The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this presentation such as

"measured mineral resources“, "indicated mineral resources“, or "inferred mineral resources“, which the SEC guidelines generally prohibit

U.S. registered companies from including in their filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form

40-F, as amended, which may be secured from us, or from the SEC's website at www.sec.gov/edgar.shtml.

Qualified Persons

The technical information in this presentation is derived from Turquoise Hill Resources’ news releases, each of which has been reviewed by one or more qualified persons (QPs), as defined by NI 43-101. Copies of the releases naming the QPs for the Turquoise Hill Resources are available at SEDAR (www.sedar.com) or on the company’ website.

2

Long-term growth opportunity

1 Pure copper and gold exposure with attractive industry fundamentals

2 World class asset, strategically located

3 Flexible growth profile with further prospectivity

4 Commenced production, cash flow generation in 2014

5 Partnership with best-in-class operator and developer

3

Oyu Tolgoi – a tier 1 asset

Copper mine cost curve in 2020 (c/lb, 2013$)

400

350 Oyu Tolgoi Other Mines 300

250 200 150 100 50

0

0 5,000 10,000 15,000 20,000 -50 Cumulative production (kt) -100

Oyu Tolgoi is in the first quartile of the industry cost curve

Third largest copper mine after planned expansion1

Top 10 copper deposit by contained reserves and resource2

One of the largest gold deposits globally by contained reserves and resources2

Source: Wood Mackenzie (Q3 2013 update),

Normal C1 cost + sustaining capex, range capped at -100/lb & 400/lb

1. Wood Mackenzie, 2020 base and highly probable mines only

2. Metals Economics Group and 2013 Oyu Tolgoi’s Technical Report

4

Fundamentals for copper remain strong

Copper market likely to see small surplus in coming years

Ongoing attrition at existing mines driven by structural decline in grade; continued demand growth means the industry will need to deliver new capacity in the medium-term

Market anticipates a deficit again towards the end of the decade

Prices expected to remain above historical levels, despite near- term softening

Market continues to expect strong demand from China

5

Strategically located next to key growth market

Strategic location:

At the doorstep of the major growth market, 80km from Chinese border

Near-term and large scale:

Long-life mine

2.2bt measured & indicated and 4.4bt inferred resource

1.5bt mineral reserve, 26.5Mlb. of copper and 12.9Moz. of gold

10 year averages of:

332,000t of copper in concentrate

495,000oz. of gold

2.3Moz. of silver

Source: 2013 Oyu Tolgoi technical report

The mineral reserves reported above are not additive to the

mineral resources.

6

Our People, Our Impact

All Injury Frequency Rate performance good at 0.45 per 200,000 hours worked

HSE System certified to ISO 14001 and OSHAS 18001

Mongolians now occupy more than 90% of roles

Over $1 billion in taxes, pre-payments and fees paid to the Government

Partnered with more than 1,300 local suppliers over the last two years

$126 million investment in education and training across Mongolia 7

From construction to operations

Q1’13

Initial construction substantially complete

First copper-gold concentrate produced

Underground development from shaft # 1 (~14km)

Shaft #2 80% of final depth

Q2’13

Concentrator continued to improve stabilizing at rates above 70% design

Open pit slowed to conserve cash

Commenced sinking Shaft #5

Q3’13

Commercial production achieved

Commenced shipping concentrate

Concentrator reaches nameplate capacity

Underground development paused

Q4’13

Customers begin collecting concentrate

72,000 to 77,000 tonnes of copper in concentrate expected in 2013

We expect to produce 150,000 to 175,000 tonnes of copper in concentrate and 700,000 to 750,000 ounces of gold in concentrates in 2014

8

Current development plan

Feasibility study progressing and on track for H1 2014 completion

Core team ready for quick restart of the underground development

Potential for significant development opportunities

All options being evaluated to ensure optimum development pathway

Actual operating performance will inform choice of expansion path

A decision to expand the concentrator will not be required for a couple years 10

Vast resources and further prospectivity

*

Already ranked in the top ten copper resources in the world1

Mineralized trend at least 26km

Exploration continues with modest expenditure and an emphasis on data mining and re-analysis

Effort focused on potential targets which could displace existing resources

*Hugo West is an interesting exploration target but not adequately defined or of a quality to be considered to displace existing resources.

1.Metals Economics Group and 2013 Oyu Tolgoi’s Technical Report

Funding a priority

Main

Objectives

Rights

Offering

Project Financing

Fund ongoing development of the project and restart of underground development

Repay New Bridge Facility and Interim Funding Facility

Diversify sources of project funding through involvement of International Financial Institutions, Export Credit Agencies and international commercial banks

One right per share held; each right entitles holder to subscribe for one common share

Proceeds will be used to repay the Interim Funding Facility and New Bridge Facility, fees and expenses and the balance will be used for continued funding of the Oyu Tolgoi Project and other corporate expenses

Approximately 1 billion common shares at $2.40 or C$2.53 per share

Record date – December 6, 2013; Expiry date – January 7, 2014

Commitments of approximately $4 billion

Ongoing discussions with banks to extend commitments

Discussions with Government of Mongolia continue

Project financing used to advance underground development

Turquoise Hill – a long term growth opportunity

Pure copper and gold exposure with expansive resources

Concentrator at full capacity, generating positive cash flow in 2014

Feasibility study to be complete in H1 2014

Progressing Project Financing for funding of underground development

Significant growth, development and expansion opportunities

Strategically located resources with further prospectivity

Additional information

Turquoise Hill has filed a prospectus with the securities regulatory authorities in each of the provinces and territories of Canada and a corresponding registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before shareholders invest, they should read the prospectus, the corresponding registration statement and other documents

Turquoise Hill has filed with the Canadian securities regulatory authorities and the SEC for more complete information about the Company and the rights offering. Shareholders may obtain these documents free of charge by visiting SEDAR at www.sedar.com or EDGAR on the SEC Web site at www.sec.gov.

Alternatively, Turquoise Hill will arrange to send the prospectus to shareholders if they request it by calling 1-604-688-5755.